Exhibit 11




SEARS, ROEBUCK AND CO.
AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE

                                                        Year Ended
                                                 -----------------------------
(millions, except per common share data)          1996       1995       1994

EARNINGS
 Income from continuing operations               $ 1,271    $ 1,025    $   857
 Discontinued operations                              -         776        402
 Extraordinary gain (loss)                            -          -         195
                                                 -------    -------    -------
Net income                                         1,271      1,801      1,454

Preferred share dividends                            (25)       (29)       (29)
                                                 -------    -------    -------
Net income applicable to common shares           $ 1,246    $ 1,772    $ 1,425

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES (1)
Primary                                             399.1      394.0      388.9
Fully dilutive effect of stock options -
 after application of treasury stock method           -          -          -
                                                 --------    -------    -------
Maximum number of common and common
 equivalent shares outstanding                      399.1      394.0      388.9
                                                 --------    -------    -------
                                                 --------    -------    -------
EARNINGS PER COMMON SHARE (1)
    PRIMARY
Income from continuing operations                $  3.12    $  2.53    $  2.13
Discontinued operations                               -        1.97       1.03
Extraordinary gain                                    -          -        0.50
                                                 -------   --------    -------
Net income                                       $  3.12    $  4.50    $  3.66
                                                 -------   --------    -------
                                                 -------   --------    -------
FULLY DILUTED (3)
Income from continuing operations                $  3.12    $  2.53    $  2.13
Discontinued operations                               -        1.97       1.03
Extraordinary gain                                    -          -        0.50
                                                 -------    -------    -------
Net income                                       $  3.12    $  4.50    $  3.66
                                                 -------    -------    -------
                                                 -------    -------    -------

(1) Series A Mandatorily Exchangeable Preferred Shares are considered common shares for purposes of computing weighted average number of common shares.

(2) The maximum dilution of earnings per common share assumes the exercise of all outstanding stock options. The treasury stock method has been applied based upon the higher of the closing price at fiscal year end or the average price of the common shares during the respective years.

(3) Fully diluted earnings per common share are not disclosed in the Company's financial statements in accordance with APB Opinion No. 15 since the maximum dilutive effect is less than 3%.